Exhibit 5.1

2800 JPMorgan Chase Tower, 600 Travis Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

May 5, 2015

Martin Midstream Partners L.P.

4200 Stone Road

Kilgore, Texas 75662

Ladies and Gentlemen:

We have acted as counsel to Martin Midstream Partners L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of the Partnership’s Registration Statement on Form S-8 (the “Registration Statement”) filed by the Partnership under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the offering and sale of up to 500,000 additional common units representing limited partner interests in the Partnership (the “Units), pursuant to that certain Amended and Restated Martin Resource Management Corporation Purchase Plan for Units of the Partnership (the “Plan”), effective as of April 1, 2015.

As the basis for the opinion hereinafter expressed, we examined the Plan, the Partnership’s Second Amended and Restated Agreement of Limited Partnership, as amended (the “Partnership Agreement”), the Certificate of Limited Partnership of the Partnership, as amended to date, the Amended and Restated Limited Liability Company Agreement of Martin Midstream GP LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), and the Certificate of Formation of the General Partner, each as amended to date, the part, the Delaware Revised Uniform Limited Partnership Act (the “Act”), partnership records and documents, certificates of the Partnership, certain of its affiliates and public officials, and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion.

In making our examination, we have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic and that all documents submitted to us as certified or photo static copies conform with the original copies of such documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing as a limited partnership under the Act.

2.	In the case of any Units to be additionally issued by the Partnership pursuant to the provisions of the Plan, and, if applicable, following due authorization of a particular award under the Plan pursuant to, and in accordance with, the Plan such Units will have been duly authorized in accordance with the Partnership Agreement.

3.	Upon issuance and delivery of the Units from time to time in accordance with the terms of the Plan for the consideration established by the Plan and, if applicable, pursuant to the terms and conditions of a particular award under the Plan, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the administrators of the Plan as provided therein, such Units will be validly issued in accordance with the Partnership Agreement, and will be fully paid (to the extent required under the Partnership Agreement) and nonassessable (except as such nonassessability may be affected by the Act).

This opinion is limited to the additional issuance of Units by the Partnership and does not cover Units delivered by the Partnership out of Units previously issued by the Partnership and reacquired by it or Units delivered by Martin Resource Management Corporation out of Units previously issued by the Partnership and acquired by Martin Resource Management Corporation. The foregoing opinion is based on and is limited in all respects to the federal laws of the United States of America and the express provision of the Act, each as in effect on the date hereof.

At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement on Form S-8 filed on the date hereof. We hereby consent to the the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed on the date hereof. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission issued thereunder.

Very truly yours, /s/ Locke Lord LLP LOCKE LORD LLP